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                                                                     EXHIBIT 4.1

           INCORPORATED UNDER THE LAWS OF THE STATE OF NORTH CAROLINA

                            RBC CENTURA BANKS, INC.

     The Corporation is authorized to issue 2,500,000,000 Common Shares - No Par Value

     This Certifies that SPECIMEN is the owner of non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

     In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________